UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 1, 2005

_______________

EOG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-9743 (Commission File Number)	47-0684736 (I.R.S. Employer Identification No.)
333 Clay Suite 4200 Houston, Texas (Address of principal executive offices)		77002 (Zip code)

713-651-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EOG RESOURCES, INC.

Item 7.01 Regulation FD Disclosure.

I. Fourth Quarter and Full Year 2005 Forecast

The forecast items for the fourth quarter and full year 2005 set forth below for EOG Resources, Inc. (EOG) are based on current available information and expectations as of the date of this document. This forecast replaces and supersedes any previously issued guidance or forecast.

Estimates are provided in the attached table, which is incorporated by reference herein.

II. Benchmark Commodity Pricing

EOG bases United States and Canada natural gas price differentials upon the natural gas price at Henry Hub, Louisiana using the average of the NYMEX settlement prices for the last three trading days for the subject (prompt) month.

EOG bases United States, Canada and Trinidad crude oil and condensate price differentials upon the West Texas Intermediate crude oil price at Cushing, Oklahoma using the simple average of the NYMEX settlement prices for the prompt month for each trading day within the subject calendar month.

III. Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding EOG's future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements. EOG typically uses words such as "expect," "anticipate," "estimate," "strategy," "intend," "plan," "target" and "believe" or the negative of those terms or other variations of them or by comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning future operating results, the ability to replace or increase reserves or to increase production, or the ability to generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Although EOG believes its expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others: the timing and extent of changes in commodity prices for crude oil, natural gas and related products, foreign currency exchange rates and interest rates; the timing and impact of liquefied natural gas imports and changes in demand or prices for ammonia or methanol; the extent and effect of any hedging activities engaged in by EOG; the extent of EOG's success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties; the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise; the availability and cost of drilling rigs, experienced drilling crews, materials and equipment used in well completions, and tubular steel; the availability, terms and timing of governmental and other permits and rights of way; the availability of pipeline transportation capacity; the extent to which EOG can economically develop its Barnett Shale acreage outside of Johnson County, Texas; whether EOG is successful in its efforts to more densely develop its acreage in the Barnett Shale and other production areas; political developments around the world; acts of war and terrorism and responses to these acts; weather; and financial market conditions. In light of these risks, uncertainties and assumptions, the events anticipated by EOG's forward-looking statements might not occur. Forward-looking statements speak only as of the date made and EOG undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

9; Definitions
$/Bbl           US Dollars per barrel
$/Mcf          US Dollars per thousand cubic feet
$/Mcfe        US Dollars per thousand cubic feet equivalent
$MM          US Dollars in millions
Mbd            Thousand barrels per day
MMcfd        Million cubic feet per day
MMcfed      Million cubic feet equivalent per day
NYMEX     New York Mercantile Exchange
WTI            West Texas Intermediate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EOG RESOURCES, INC. (Registrant)

Date: November 1, 2005	By:	/s/ TIMOTHY K. DRIGGERS Timothy K. Driggers Vice President and Chief Accounting Officer (Principal Accounting Officer)

Estimated Ranges
(See text for additional information)

	4Q 2005			Full Year 2005
Daily Production
Natural Gas (MMcfd)
US	745	-	765	716	-	721
Canada	220	-	230	227	-	230
Trinidad	225	-	285	214	-	229
UK North Sea	40	-	50	38	-	41
Total	1,230	-	1,330	1,195	-	1,221

Crude Oil and Condensate (Mbd)
US	20.4	-	21.4	21.4	-	21.7
Canada	2.2	-	2.4	2.4	-	2.5
Trinidad	4.6	-	5.8	4.3	-	4.6
Total	27.2	-	29.6	28.1	-	28.8

Natural Gas Liquids (Mbd)
US	5.5	-	6.0	6.2	-	6.4
Canada	0.5	-	1.0	0.9	-	1.0
Total	6.0	-	7.0	7.1	-	7.4

Natural Gas Equivalent Volumes (MMcfed)
US	900	-	930	881	-	890
Canada	236	-	250	247	-	251
Trinidad	253	-	320	240	-	256
UK North Sea	40	-	50	38	-	41
Total	1,429	-	1,550	1,406	-	1,438

Operating Costs
Unit Costs ($/Mcfe)
Lease and Well, including Transportation	$0.69	-	$0.75	$0.69	-	$0.71
Depreciation, Depletion and Amortization	$1.26	-	$1.32	$1.25	-	$1.28

Expenses ($MM)
Exploration, Dry Hole and Impairment	57.0	-	72.0	262.0	-	275.0
General and Administrative	30.0	-	36.0	119.0	-	125.0
Capitalized Interest	3.2	-	3.7	14.0	-	14.5
Net Interest	11.5	-	14.0	54.0	-	56.5

Taxes Other Than Income (% of Revenue)	5.0%	-	6.3%	5.5%	-	5.8%
Income Taxes
Effective Rate				35%	-	37%
Deferred Ratio				30%	-	45%

Preferred Dividends ($MM)	1.7	-	2.0	7.3	-	7.6

Capital Expenditures, excluding Acquisitions ($MM) - FY 2005			Approximately			1,800

Pricing - Refer to II. Benchmark Commodity Pricing in text
Natural Gas ($/Mcf)
Differentials (include the effect of physical contracts)
United States - below NYMEX Henry Hub	$0.80	-	$1.40	$0.34	-	$0.50
Canada - below NYMEX Henry Hub	$2.50	-	$3.50	$1.25	-	$1.50

Realizations
Trinidad	$1.80	-	$2.10	$2.08	-	$2.16
UK North Sea	$7.50	-	$9.00	$6.28	-	$6.65

Crude Oil and Condensate ($/Bbl)
Differentials
US - below WTI	$1.50	-	$2.25	$1.55	-	$1.70
Canada - below WTI	$5.00	-	$6.50	$5.68	-	$6.05
Trinidad - below WTI	$4.25	-	$7.25	$2.52	-	$3.27